Central Valley Community Bancorp -- page 1

FOR IMMEDIATE RELEASE

CENTRAL VALLEY COMMUNITY BANCORP REPORTS EARNINGS RESULTS FOR THE SIX MONTHS AND QUARTER ENDED JUNE 30, 2017

FRESNO, CALIFORNIA…July 19, 2017… The Board of Directors of Central Valley Community Bancorp (Company) (NASDAQ: CVCY), the parent company of Central Valley Community Bank (Bank), reported today unaudited consolidated net income of $9,198,000, and diluted earnings per common share of $0.75 for the six months ended June 30, 2017, compared to $9,461,000 and $0.86 per diluted common share for the six months ended June 30, 2016.
SECOND QUARTER FINANCIAL HIGHLIGHTS

•	The Company recorded reverse provisions for credit losses of $150 thousand and $4.6 million in the second quarters of 2017 and 2016, respectively.

•	Net loans increased $12.39 million or 1.66%, while total assets increased $1.51 million or 0.10% at June 30, 2017 compared to December 31, 2016.

•	Total deposits decreased 0.84% in 2017 to $1.25 billion at June 30, 2017.

•	Total cost of deposits remain at record low levels at 0.08% at June 30, 2017 and 2016.

•
Capital positions remain strong at June 30, 2017 with a 9.43% Tier 1 Leverage Ratio; a 13.42% Common Equity Tier 1 Ratio; a 13.83% Tier 1 Risk-Based Capital Ratio; and a 14.83% Total Risk-Based Capital Ratio.

•	Net loan recoveries in the second quarter of 2017 were $233,000, compared to net loan recoveries of $4.34 million in the second quarter of 2016.

•	Net realized gains on sales and calls of investment securities were $2.16 million in the second quarter of 2017, compared to $420 thousand in the second quarter of 2016.

•
On April 27, 2017, the Company and Folsom Lake Bank (“Folsom”) jointly announced the execution of a definitive agreement and plan of merger and reorganization whereby Folsom will merge with and into Central Valley Community Bank. Folsom is headquartered in Folsom, California with approximately

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$205.9 million in assets at June 30, 2017. The merger is expected to close on or about October 1, 2017, subject to Folsom Lake Bank shareholder approval and satisfaction of customer closing conditions.
“The Company’s second quarter results reflect the continuation of our Greater Sacramento Region expansion along with the strength of the San Joaquin Valley. Economic growth remains steady throughout our territory, albeit not at the level the business community had hoped for at the beginning of the year. The dedicated team at Central Valley Community Bank continues to provide banking advocacy and value to the communities we serve, resulting in solid financial performance for our shareholders,” stated James M. Ford, President and CEO of Central Valley Community Bancorp and Central Valley Community Bank.
“Our merger with Folsom Lake Bank remains on track and we look forward to welcoming the additional team of professional bankers and customers,” continued Ford.
Net income for the six months ended June 30, 2017 decreased 2.78% in 2017 compared to 2016, primarily driven by a lower reverse provision for credit losses and an increase in non-interest expenses. The decrease was partially offset by an increase in net realized gains on sales and calls of investment securities, an increase in net interest income, and a decrease in provision for income taxes. During the six months ended June 30, 2017, the Company recorded a reverse provision for credit losses of $250,000, compared to a $4,850,000 reverse provision during the six months ended June 30, 2016. Net interest income before the provision for credit losses for the six months ended June 30, 2017 was $27,094,000, compared to $21,811,000 for the six months ended June 30, 2016, an increase of $5,283,000 or 24.22%. Approximately $2,973,000 of the increase in net interest income was attributed to the Sierra Vista Bank (SVB) acquisition completed in 2016, and approximately $2,310,000 of the increase was from our continued organic growth. In addition, net interest income before the provision for credit losses for the six months ended June 30, 2017 benefited from approximately $1,118,000 in nonrecurring income from prepayment penalties and payoff of loans previously on nonaccrual status, as compared to a $491,000 net reversal of interest income for the six months ended June 30, 2016. Excluding these benefits, net interest income for the first six months ended June 30, 2017 increased by $4,656,000 compared to the six months ended June 30, 2016.
During the six months ended June 30, 2017, the Company’s shareholders’ equity increased $13,134,000, or 8.01%, compared to December 31, 2016. The increase in shareholders’ equity was primarily driven by the

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retention of earnings, net of dividends paid, and an increase in net unrealized gains on available-for-sale (AFS) securities recorded, net of estimated taxes, in accumulated other comprehensive income (AOCI). The increase in AOCI was primarily due to a decrease in longer term interest rates, which resulted in an increase in the market value of the Company’s AFS securities.
Return on average equity (ROE) for the six months ended June 30, 2017 was 10.81%, compared to 12.92% for the six months ended June 30, 2016. The decrease in ROE was primarily the result of the increase in shareholders’ equity, as well as a decrease in net income. The Company declared and paid $0.12 per share in cash dividends to holders of common stock for the six months ended June 30, 2017 and 2016. Annualized return on average assets (ROA) was 1.27% for the period ended June 30, 2017 and 1.50% for the period ended June 30, 2016. During the six months ended June 30, 2017, the Company’s total assets increased 0.10%, and total liabilities decreased 0.91%, compared to December 31, 2016.
Non-performing assets increased by $751,000, or 29.54%, to $3,293,000 at June 30, 2017, compared to $2,542,000 at December 31, 2016. During the six months ended June 30, 2017, the Company recorded $221,000 in net loan recoveries, compared to $5,112,000 in net recoveries for the six months ended June 30, 2016. The net charge-off (recovery) ratio, which reflects annualized net recoveries to average loans, was (0.06)% for the six months ended June 30, 2017, compared to (1.68)% for the same period in 2016. Total non-performing assets were 0.23% of total assets as of June 30, 2017, compared to 0.18% of total assets as of December 31, 2016.
At June 30, 2017, the allowance for credit losses was $9,297,000, compared to $9,326,000 at December 31, 2016, a net decrease of $29,000 reflecting the reverse provision of $250,000 and the net recoveries during the period. The allowance for credit losses as a percentage of total loans was 1.21% at June 30, 2017, and 1.23% at December 31, 2016. Total loans includes loans acquired in the acquisitions of SVB on October 1, 2016 and Visalia Community Bank on July 1, 2013 that, at their respective acquisition dates, were recorded at fair value and did not have a related allowance for credit losses. The value of the acquired loans totaled $150,822,000 at June 30, 2017 and $168,296,000 at December 31, 2016. Excluding these acquired loans from the calculation, the allowance for credit losses to total gross loans was 1.50% and 1.59% as of June 30, 2017 and December 31, 2016, respectively, and general reserves associated with non-impaired loans to total non-impaired loans was 1.50% and

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1.55%, respectively. The Company believes the allowance for credit losses is adequate to provide for probable incurred credit losses within the loan portfolio at June 30, 2017.
The Company’s net interest margin (fully tax equivalent basis) was 4.42% for the six months ended June 30, 2017, compared to 4.08% for the six months ended June 30, 2016. The increase in net interest margin in the period-to-period comparison resulted primarily from an increase in the effective yield on average investment securities, and an increase in the yield on the Company’s loan portfolio. Net interest income during the six months ended June 30, 2017 and 2016, also benefited by approximately $1,118,000 and $491,000, respectively, in nonrecurring income from prepayment penalties and payoff of loans previously on nonaccrual status.
For the six months ended June 30, 2017, the effective yield on total earning assets increased 35 basis points to 4.51% compared to 4.16% for the six months ended June 30, 2016, while the cost of total interest-bearing liabilities decreased slightly to 0.14% for the quarter ended June 30, 2017 as compared to 0.15% for the quarter ended June 30, 2016. Over the same periods, the cost of total deposits remained unchanged at 0.08% for the six months ended June 30, 2017 and June 30, 2016.
For the six months ended June 30, 2017, the Company’s average investment securities, including interest-earning deposits in other banks and Federal funds sold, totaled $567,993,000, an increase of $18,939,000, or 3.45%, compared to the six months ended June 30, 2016. The effective yield on average investment securities, including interest earning deposits in other banks and Federal funds sold, increased to 3.10% for the six months ended June 30, 2017, compared to 2.85% for the six months ended June 30, 2016.
Total average loans (including nonaccrual), which generally yield higher rates than investment securities, increased $147,636,000, from $607,869,000 for the six months ended June 30, 2016 to $755,505,000 for the six months ended June 30, 2017. The majority of the year-over-year loan growth compared to the prior year was due to the acquisition of SVB in 2016. The effective yield on average loans increased to 5.59% for the six months ended June 30, 2017, compared to 5.35% for the six months ended June 30, 2016.
Total average assets for the six months ended June 30, 2017 was $1,446,781,000 compared to $1,265,602,000 for the six months ended June 30, 2016, an increase of $181,179,000 or 14.32%. During the six months ended June 30, 2017 and 2016, the average loan-to-deposit ratio was 60.26% and 55.41%, respectively. Total average deposits increased $156,712,000 or 14.29% to $1,253,709,000 for the six months ended June 30,

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2017, compared to $1,096,997,000 for the six months ended June 30, 2016. Average interest-bearing deposits increased $89,549,000, or 12.93%, and average non-interest bearing demand deposits increased $67,163,000, or 16.61%, for the six months ended June 30, 2017, compared to the six months ended June 30, 2016. The Company’s ratio of average non-interest bearing deposits to total deposits was 37.60% for the six months ended June 30, 2017, compared to 36.85% for the six months ended June 30, 2016. The balance sheet increases comparing June 30, 2017 to June 30, 2016 were primarily driven by the SVB acquisition which closed on October 1, 2016.
Non-interest income for the six months ended June 30, 2017 increased by $1,124,000 to $6,342,000, compared to $5,218,000 for the six months ended June 30, 2016, primarily driven by an increase of $1,089,000 in net realized gains on sales and calls of investment securities during the period ended June 30, 2016. A $143,000 increase in service charge income and a $20,000 increase in Federal Home Loan Bank dividends was offset by a decrease in loan placement fees of $198,000 and a decrease of $192,000 in other income.
Non-interest expense for the six months ended June 30, 2017 increased $2,549,000, or 13.89%, to $20,902,000 compared to $18,353,000 for the six months ended June 30, 2016. The net increase year over year was a result of increases in salaries and employee benefits of $1,180,000, increases in acquisition and integration expenses of $303,000, increases in professional services of $221,000, increases in license and maintenance contracts of $139,000, increases in data processing expenses of $88,000, increases in directors’ expenses of $45,000, increases in ATM/Debit card expenses of $27,000, increases in amortization of core deposit intangibles of $26,000, increases in advertising expenses of $17,000, increases in Internet banking expenses of $14,000, and increases in occupancy and equipment expenses of $3,000, partially offset by a decrease in regulatory assessments of $14,000.
The Company recorded an income tax provision of $3,586,000 for the six months ended June 30, 2017, compared to $4,065,000 for the six months ended June 30, 2016. During the six months ended June 30, 2017, the Company adopted ASU 2016-09 “Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting” which due to the exercise of stock options in the current period, resulted in the recognition of $104,000 in excess tax benefits. The effective tax rate for the six months ended June 30, 2017 was 28.05% compared to 30.05% for the six months ended June 30, 2016.

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Quarter Ended June 30, 2017
For the quarter ended June 30, 2017, the Company reported unaudited consolidated net income of $4,948,000 and earnings per diluted common share of $0.40, compared to consolidated net income of $6,058,000 and $0.55 per diluted share for the same period in 2016. The decrease in net income during the second quarter of 2017 compared to the same period in 2016 was primarily due to a lower reverse provision in credit losses and an increase in total non-interest expenses of $1,412,000. The decrease was partially offset by an increase in net interest income of $2,578,000, an increase in total non-interest income of $1,582,000, and a decrease in the provision for income taxes of $592,000. The effective tax rate decreased to 31.69% from 32.28% for the quarters ended June 30, 2017 and June 30, 2016, respectively. The Company recorded $150,000 and $4,600,000 reverse provisions for credit losses during the second quarters of 2017 and 2016, respectively. Net income for the immediately trailing quarter ended March 31, 2017 was $4,250,000, or $0.35 per diluted common share.
Annualized return on average equity (ROE) for the second quarter of 2017 was 11.41%, compared to 16.24% for the same period of 2016. The decrease in ROE reflects a decrease in net income, as well as an increase in shareholders’ equity. Annualized return on average assets (ROA) was 1.37% for the second quarter of 2017 compared to 1.91% for the same period in 2016. This decrease is due to a decrease in net income and an increase in average assets.
In comparing the second quarter of 2017 to the second quarter of 2016, average total loans increased by $144,950,000, or 23.37%. The majority of the loan growth was due to the SVB acquisition. During the second quarter of 2017, the Company recorded net loan recoveries of $233,000 compared to $4,336,000 for the same period in 2016. The net charge-off (recovery) ratio, which reflects annualized net charge-offs to average loans, was (0.12)% for the quarter ended June 30, 2017 compared to (2.80)% for the quarter ended June 30, 2016.
Average total deposits for the second quarter of 2017 increased $152,040,000 or 13.88% to $1,247,440,000 compared to $1,095,400,000 for the same period of 2016.
The Company’s net interest margin (fully tax equivalent basis) was 4.48% for the quarter ended June 30, 2017, compared to 4.18% for the quarter ended June 30, 2016. Net interest income, before provision for credit losses, increased $2,578,000, or 23.00%, to $13,786,000 for the second quarter of 2017, compared to $11,208,000 for the same period in 2016. Net interest income during the second quarters of 2017 and 2016 benefited by

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approximately $681,000 and $494,000, respectively, in nonrecurring income from prepayment penalties and payoff of loans previously on nonaccrual status. The net interest margin period-to-period comparisons were impacted by an increase in the yield on the average investment securities and the loan portfolio. Over the same periods, the cost of total deposits remained constant at 0.08%.
For the quarter ended June 30, 2017, the Company’s average investment securities, including interest-earning deposits in other banks and Federal funds sold, increased by $14,924,000, or 2.77%, compared to the quarter ended June 30, 2016, and decreased by $29,165,000, or 5.01%, compared to the quarter ended March 31, 2017.
The effective yield on average investment securities, including interest earning deposits in other banks and Federal funds sold, increased to 3.04% for the quarter ended June 30, 2017, compared to 2.91% for the quarter ended June 30, 2016 and decreased as compared to 3.15% for the quarter ended March 31, 2017. Total average loans, which generally yield higher rates than investment securities, increased by $144,950,000 to $765,213,000 for the quarter ended June 30, 2017, from $620,263,000 for the quarter ended June 30, 2016 and increased by $19,525,000 from $745,688,000 for the quarter ended March 31, 2017. The effective yield on average loans was 5.73% for the quarter ended June 30, 2017, compared to 5.45% and 5.50% for the quarters ended June 30, 2016 and March 31, 2017, respectively.
Total average assets for the quarter ended June 30, 2017 were $1,443,074,000 compared to $1,267,643,000 for the quarter ended June 30, 2016 and $1,450,530,000 for the quarter ended March 31, 2017, an increase of $175,431,000 and a decrease of $7,456,000, or 13.84% and 0.51%, respectively.
Total average deposits increased $152,040,000, or 13.88%, to $1,247,440,000 for the quarter ended June 30, 2017, compared to $1,095,400,000 for the quarter ended June 30, 2016. Total average deposits decreased $12,608,000, or 1.00%, for the quarter ended June 30, 2017, compared to $1,260,048,000 for the quarter ended March 31, 2017. The Company’s ratio of average non-interest bearing deposits to total deposits was 37.57% for the quarter ended June 30, 2017, compared to 36.11% and 37.63% for the quarters ended June 30, 2016 and March 31, 2017, respectively.
Non-interest income increased $1,582,000, or 62.93%, to $4,096,000 for the second quarter of 2017 compared to $2,514,000 for the same period in 2016. The second quarter 2017 non-interest income included

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$2,157,000 net realized gains on sales and calls of investment securities compared to $420,000 for the same period in 2016. For the quarter ended June 30, 2017, service charge income increased $94,000, interchange fees increased $61,000, partially offset by a decrease of $11,000 in FHLB dividends and a decrease of $98,000 in loan placement fees compared to the same period in 2016. Non-interest income for the quarter ended June 30, 2017 increased by $1,850,000 to $4,096,000, compared to $2,246,000 for the quarter ended March 31, 2017. The increase compared to the trailing quarter was primarily due to a $1,675,000 increase in net realized gains on sales and calls of investment securities, a $31,000 increase in service charges, and a $58,000 increase in other income, partially offset by a $32,000 decrease in FHLB dividends.
Non-interest expense for the quarter ended June 30, 2017 increased $1,412,000, or 15.06%, to $10,789,000 compared to $9,377,000 for the quarter ended June 30, 2016. The net increase quarter over quarter was a result of an increase in acquisition and integration expenses of $303,000, an increase in salaries and employee benefits of $579,000, a $137,000 increase in professional services, a $125,000 increase in license and maintenance contract expense, an increase of $13,000 in amortization of core deposit intangibles, and an increase in data processing expenses of $11,000, partially offset by a decrease in directors’ expenses of $12,000 and a decrease of $46,000 in regulatory assessments. Non-interest expense for the quarter ended June 30, 2017 increased by $676,000 compared to $10,113,000 for the trailing quarter ended March 31, 2017. The increase compared to the trailing quarter was primarily due to a $455,000 increase in acquisition and integration expenses, a $166,000 increase in salaries and employee benefits, a $110,000 increase in license and maintenance contracts, and an increase of $32,000 in occupancy and equipment expense, partially offset by decreases of $101,000 and $29,000 in directors’ expenses and regulatory assessment expenses, respectively.
The Company recorded an income tax provision of $2,295,000 for the quarter ended June 30, 2017, compared to $2,887,000 for the quarter ended June 30, 2016. The effective tax rate for the quarter ended June 30, 2017 was 31.69% compared to 32.28% for the same period in 2016.
Central Valley Community Bancorp trades on the NASDAQ stock exchange under the symbol CVCY. Central Valley Community Bank, headquartered in Fresno, California, was founded in 1979 and is the sole subsidiary of Central Valley Community Bancorp. Central Valley Community Bank operates 22 full service offices throughout California’s San Joaquin Valley and Greater Sacramento Region.  Additionally, the Bank

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maintains Commercial Real Estate, Agribusiness and SBA Lending Departments. Central Valley Investment Services are provided by Investment Centers of America, Inc.
Members of Central Valley Community Bancorp’s and the Bank’s Board of Directors are: Daniel J. Doyle (Chairman), Daniel N. Cunningham (Lead Independent Director), Edwin S. Darden, Jr., F. T. “Tommy” Elliott, IV, James M. Ford, Gary D. Gall, Steven D. McDonald, Louis McMurray, and William S. Smittcamp. Sidney B. Cox is Director Emeritus.
More information about Central Valley Community Bancorp and Central Valley Community Bank can be found at www.cvcb.com. Also, visit Central Valley Community Bank on Twitter and Facebook.
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Forward-looking Statements- Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements contained herein that are not historical facts, such as statements regarding the Company’s current business strategy and the Company’s plans for future development and operations, are based upon current expectations. These statements are forward-looking in nature and involve a number of risks and uncertainties.  Such risks and uncertainties include, but are not limited to (1) significant increases in competitive pressure in the banking industry; (2) the impact of changes in interest rates, a decline in economic conditions at the international, national or local level on the Company’s results of operations, the Company’s ability to continue its internal growth at historical rates, the Company’s ability to maintain its net interest margin, and the quality of the Company’s earning assets; (3) changes in the regulatory environment; (4) fluctuations in the real estate market; (5) changes in business conditions and inflation; (6) changes in securities markets; (7) the expected cost savings, synergies and other financial benefits from the  acquisition of Folsom Lake Bank might not be realized within the expected time frames or at all; (8) conditions to the closing of the  Folsom Lake Bank acquisition may not be satisfied, (9) the shareholders of Folsom Lake Bank may fail to approve the consummation of the acquisition; and (10) the other risks set forth in the Company’s reports filed with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2016.  Therefore, the information set forth in such forward-looking statements should be carefully considered when evaluating the business prospects of the Company.

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CENTRAL VALLEY COMMUNITY BANCORP
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,	June 30,
(In thousands, except share amounts)	2017	2016	2016

ASSETS
Cash and due from banks	$29,943	$28,185	$21,582
Interest-earning deposits in other banks	24,594	10,368	57,940
Federal funds sold	48	15	30
Total cash and cash equivalents	54,585	38,568	79,552
Available-for-sale investment securities (Amortized cost of $520,905, $548,640 and $487,631 at June 30,2017, December 31, 2016 and June 30, 2016, respectively)	528,127	547,749	510,401
Loans, less allowance for credit losses of $9,297, $9,326 and $9,872 at June 30, 2017, December 31, 2016 and June 30, 2016, respectively	759,691	747,302	621,152
Bank premises and equipment, net	9,166	9,407	8,742
Bank owned life insurance	23,489	23,189	20,982
Federal Home Loan Bank stock	5,594	5,594	4,823
Goodwill	40,311	40,231	29,917
Core deposit intangibles	1,289	1,383	956
Accrued interest receivable and other assets	22,584	29,900	14,284
Total assets	$1,444,836	$1,443,323	$1,290,809

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$481,120	$495,815	$407,019
Interest bearing	764,271	760,164	703,391
Total deposits	1,245,391	1,255,979	1,110,410
Short-term borrowings	—	400	—
Junior subordinated deferrable interest debentures	5,155	5,155	5,155
Accrued interest payable and other liabilities	17,123	17,756	18,569
Total liabilities	1,267,669	1,279,290	1,134,134
Shareholders’ equity:
Common stock, no par value; 80,000,000 shares authorized; issued and outstanding: 12,211,670, 12,143,815, and 11,028,579 at June 30, 2017, December 31, 2016 and June 30, 2016, respectively	72,344	71,645	54,699
Retained earnings	100,638	92,904	88,577
Accumulated other comprehensive income (loss), net of tax	4,185	(516)	13,399
Total shareholders’ equity	177,167	164,033	156,675
Total liabilities and shareholders’ equity	$1,444,836	$1,443,323	$1,290,809

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CENTRAL VALLEY COMMUNITY BANCORP
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	For the Three Months Ended,			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(In thousands, except share and per share amounts)	2017	2017	2016	2017	2016
INTEREST INCOME:
Interest and fees on loans	$10,774	$10,090	$8,363	$20,864	$16,096
Interest on deposits in other banks	76	75	65	151	139
Interest and dividends on investment securities:
Taxable	1,443	1,303	1,463	2,746	2,986
Exempt from Federal income taxes	1,775	2,122	1,575	3,897	3,098
Total interest income	14,068	13,590	11,466	27,658	22,319
INTEREST EXPENSE:
Interest on deposits	245	245	229	490	450
Interest on junior subordinated deferrable interest debentures	36	33	29	69	58
Other	1	4	—	5	—
Total interest expense	282	282	258	564	508
Net interest income before provision for credit losses	13,786	13,308	11,208	27,094	21,811
(REVERSAL OF) PROVISION FOR CREDIT LOSSES	(150)	(100)	(4,600)	(250)	(4,850)
Net interest income after provision for credit losses	13,936	13,408	15,808	27,344	26,661
NON-INTEREST INCOME:
Service charges	829	798	735	1,627	1,484
Appreciation in cash surrender value of bank owned life insurance	152	148	135	300	280
Interchange fees	373	324	312	697	591
Loan placement fees	156	91	254	247	445
Net realized gains on sales and calls of investment securities	2,157	482	420	2,639	1,550
Other-than-temporary impairment loss on investment securities	—	—	—	—	(136)
Federal Home Loan Bank dividends	96	128	107	224	204
Other income	333	275	551	608	800
Total non-interest income	4,096	2,246	2,514	6,342	5,218
NON-INTEREST EXPENSES:
Salaries and employee benefits	6,021	5,855	5,442	11,876	10,696
Occupancy and equipment	1,211	1,179	1,180	2,390	2,387
Professional services	426	420	289	846	625
Data processing expense	419	424	408	843	755
Directors’ expenses	128	229	140	357	312
ATM/Debit card expenses	171	166	188	337	310
License & maintenance contracts	256	146	131	402	263
Regulatory assessments	146	175	192	321	335
Advertising	160	170	154	330	313
Internet banking expenses	172	169	166	341	327
Acquisition and integration expenses	455	—	152	455	152
Amortization of core deposit intangibles	47	47	34	94	68
Other expense	1,177	1,133	901	2,310	1,810
Total non-interest expenses	10,789	10,113	9,377	20,902	18,353
Income before provision for income taxes	7,243	5,541	8,945	12,784	13,526
PROVISION FOR INCOME TAXES	2,295	1,291	2,887	3,586	4,065
Net income	$4,948	$4,250	$6,058	$9,198	$9,461
Net income per common share:

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Basic earnings per common share	$0.41	0.35	$0.55	$0.75	$0.86
Weighted average common shares used in basic computation	12,207,570	12,167,810	10,970,782	12,187,324	10,962,314
Diluted earnings per common share	$0.40	0.35	$0.55	$0.75	$0.86
Weighted average common shares used in diluted computation	12,338,884	12,317,579	11,067,890	12,327,797	11,054,269
Cash dividends per common share	$0.06	$0.06	$0.06	$0.12	$0.12

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CENTRAL VALLEY COMMUNITY BANCORP
CONDENSED CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,
For the three months ended	2017	2017	2016	2016	2016
(In thousands, except share and per share amounts)
Net interest income	$13,786	$13,308	$12,773	$10,995	$11,208
(Reversal of) provision for credit losses	(150)	(100)	—	(1,000)	(4,600)
Net interest income after provision for credit losses	13,936	13,408	12,773	11,995	15,808
Total non-interest income	4,096	2,246	2,238	2,135	2,514
Total non-interest expense	10,789	10,113	10,913	9,655	9,377
Provision for income taxes	2,295	1,291	1,492	1,361	2,887
Net income	$4,948	$4,250	$2,606	$3,114	$6,058
Basic earnings per common share	$0.41	$0.35	$0.21	$0.28	$0.55
Weighted average common shares used in basic computation	12,207,570	12,167,810	12,129,490	10,984,141	10,970,782
Diluted earnings per common share	$0.40	$0.35	$0.21	$0.28	$0.55
Weighted average common shares used in diluted computation	12,338,884	12,317,579	12,254,292	11,092,674	11,067,890

CENTRAL VALLEY COMMUNITY BANCORP
SELECTED RATIOS
(Unaudited)

	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,
As of and for the three months ended	2017	2017	2016	2016	2016
(Dollars in thousands, except per share amounts)
Allowance for credit losses to total loans	1.21%	1.21%	1.23%	1.48%	1.56%
Non-performing assets to total assets	0.23%	0.23%	0.18%	0.13%	0.14%
Total non-performing assets	$3,293	$3,341	$2,542	$1,637	$1,750
Total nonaccrual loans	$3,099	$3,079	$2,180	$1,274	$1,750
Net loan (recoveries) charge-offs	$(233)	$12	$(27)	$(427)	$(4,336)
Net (recoveries) charge-offs to average loans (annualized)	(0.12)%	0.01%	(0.01)%	(0.27)%	(2.80)%
Book value per share	$14.51	$13.95	$13.51	$14.11	$14.21
Tangible book value per share	$11.10	$10.53	$10.08	$11.32	$11.41
Tangible common equity	$135,567	$128,481	$122,419	$125,483	$125,802
Cost of total deposits	0.08%	0.08%	0.09%	0.09%	0.08%
Interest and dividends on investment securities exempt from Federal income taxes	$1,775	$2,122	$1,780	$1,582	$1,575
Net interest margin (calculated on a fully tax equivalent basis) (1)	4.48%	4.36%	4.20%	4.01%	4.18%
Return on average assets (2)	1.37%	1.17%	0.72%	0.96%	1.91%
Return on average equity (2)	11.41%	10.20%	6.19%	8.01%	16.24%
Loan to deposit ratio	61.75%	60.32%	60.24%	55.86%	56.83%
Tier 1 leverage - Bancorp	9.43%	9.01%	8.75%	9.35%	9.34%
Tier 1 leverage - Bank	9.33%	8.92%	8.64%	8.40%	8.78%
Common equity tier 1 - Bancorp	13.42%	12.54%	12.48%	13.80%	13.90%
Common equity tier 1 - Bank	13.69%	12.80%	12.59%	12.93%	13.49%
Tier 1 risk-based capital - Bancorp	13.83%	12.93%	12.74%	14.24%	14.35%
Tier 1 risk-based capital - Bank	13.69%	12.80%	12.59%	12.93%	13.49%
Total risk-based capital - Bancorp	14.83%	13.89%	13.72%	15.39%	15.61%
Total risk based capital - Bank	14.69%	13.76%	13.57%	14.10%	14.75%
(1) Net Interest Margin is computed by dividing annualized quarterly net interest income by quarterly average interest-bearing assets.
(2) Computed by annualizing quarterly net income.

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Central Valley Community Bancorp -- page 14

CENTRAL VALLEY COMMUNITY BANCORP
AVERAGE BALANCES AND RATES
(Unaudited)

	For the Three Months Ended			For the Six Months Ended
AVERAGE AMOUNTS	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in thousands)	2017	2017	2016	2017	2016
Federal funds sold	$37	$9	$78	$23	$188
Interest-bearing deposits in other banks	28,748	36,856	49,366	32,780	53,105
Investments	524,706	545,791	489,123	535,190	495,761
Loans (1)	762,094	743,436	617,562	752,819	604,860
Federal Home Loan Bank stock	5,594	5,594	4,828	5,594	4,825
Earning assets	1,321,179	1,331,686	1,160,957	1,326,406	1,158,739
Allowance for credit losses	(9,390)	(9,355)	(11,190)	(9,372)	(10,541)
Nonaccrual loans	3,119	2,252	2,701	2,686	3,009
Other non-earning assets	128,166	125,613	115,175	127,061	114,395
Total assets	$1,443,074	$1,450,530	$1,267,643	$1,446,781	$1,265,602

Interest bearing deposits	$778,750	$785,911	$699,797	$782,311	$692,762
Other borrowings	5,387	6,931	5,155	6,155	5,155
Total interest-bearing liabilities	784,137	792,842	704,952	788,466	697,917
Non-interest bearing demand deposits	468,690	474,137	395,603	471,398	404,235
Non-interest bearing liabilities	16,842	16,814	17,854	16,828	16,959
Total liabilities	1,269,669	1,283,793	1,118,409	1,276,692	1,119,111
Total equity	173,405	166,737	149,234	170,089	146,491
Total liabilities and equity	$1,443,074	$1,450,530	$1,267,643	$1,446,781	$1,265,602

AVERAGE RATES
Federal funds sold	1.25%	1.00%	0.50%	1.25%	0.50%
Interest-earning deposits in other banks	1.06%	0.81%	0.53%	0.92%	0.52%
Investments	3.15%	3.31%	3.15%	3.23%	3.10%
Loans (3)	5.73%	5.50%	5.45%	5.59%	5.35%
Earning assets	4.57%	4.45%	4.27%	4.51%	4.16%
Interest-bearing deposits	0.13%	0.13%	0.13%	0.13%	0.13%
Other borrowings	2.75%	2.14%	2.25%	2.40%	2.25%
Total interest-bearing liabilities	0.15%	0.14%	0.15%	0.14%	0.15%
Net interest margin (calculated on a fully tax equivalent basis) (2)	4.48%	4.36%	4.18%	4.42%	4.08%

(1)	Average loans do not include nonaccrual loans.

(2)
Calculated on a fully tax equivalent basis, which includes Federal tax benefits relating to income earned on municipal bonds of $915, $1,093, and $812, for the three months ended June 30, 2017, March 31, 2017, and June 30, 2016, respectively. The Federal tax benefits relating to income earned on municipal bonds totaled $2,008 and $1,596 for the six months ended June 30, 2017 and 2016, respectively.

(3)
Loan yield includes loan fees (costs) for the three months ended June 30, 2017, March 31, 2017, and June 30, 2016 of $25, $444, and $(17), respectively. Loan yield includes loan fees for the six months ended June 30, 2017 and 2016 of $468, and $22, respectively.

CONTACT: Investor Contact:
Dave Kinross
Executive Vice President and Chief Financial Officer
Central Valley Community Bancorp
559-323-3420

Media Contact:
Debbie Nalchajian-Cohen
Marketing Director
Central Valley Community Bancorp
559-222-1322